Exhibit 99.1

Crown Holdings Adopts Limited Duration Shareholder Rights Plan

YARDLEY, PA – November 7, 2022 – Crown Holdings, Inc. (NYSE: CCK) (“Crown” or the “Company”) today announced that its Board of Directors has unanimously adopted a limited duration shareholder rights plan (the “Rights Plan”) following the Board’s evaluation and consultation with the Company’s advisors.

Crown remains committed to engaging in constructive dialogue with its shareholders. The Rights Plan is similar to plans adopted by other publicly traded companies and is intended to protect the long-term interests of Crown shareholders and to enable them to realize the full potential value of their investment. The Rights Plan will reduce the likelihood that any entity, person or group gains control of Crown through open market accumulation without paying all shareholders an appropriate control premium or without providing the Board sufficient time to make informed judgments and take actions that are in the best interests of the Company and all of its shareholders.

Under the Rights Plan, the rights will be exercisable if an entity, person or group acquires beneficial ownership of 10% or more of Crown’s outstanding common stock (directly or indirectly through derivative instruments). If a shareholder’s beneficial ownership of Crown’s common shares as of the effective date of the Rights Plan and associated dividend declaration is at or above 10%, that shareholder’s existing ownership percentage would be grandfathered, but the rights would become exercisable if at any time after this announcement the shareholder increases its ownership percentage by 0.5% or more.

In the event that the rights become exercisable due to the ownership threshold being crossed, each right will entitle its holder (other than the person, entity or group triggering the Rights Plan, whose rights will become void and will not be exercisable) to purchase at the exercise price, common stock having a market value equal to twice the exercise price.

Pursuant to the Rights Plan, Crown will issue one right for each outstanding share of Crown common stock to shareholders of record on the close of business on November 17, 2022.

The Rights Plan is effective immediately and will expire on November 6, 2023.

Additional information regarding the Rights Plan will be contained in a Form 8-K filed by the Company with the U.S. Securities and Exchange Commission.

Evercore is serving as Crown’s financial advisor and Dechert LLP is serving as legal counsel.

About Crown

Crown Holdings, Inc., through its subsidiaries, is a leading global supplier of rigid packaging products to consumer marketing companies, as well as transit and protective packaging products, equipment and services to a broad range of end markets. World headquarters are located in Yardley, Pennsylvania. For more information, visit www.crowncork.com.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors. Important factors that could cause the statements made in this press release to differ are discussed under the caption “Forward Looking Statements” in the Company’s Form 10-K Annual Report for the year ended December 31, 2021 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

For more information, contact:

Kevin C. Clothier, Senior Vice President and Chief Financial Officer, (215) 698-5281, or

Thomas T. Fischer, Vice President, Investor Relations and Corporate Affairs, (215) 552-3720

Nick Lamplough / Scott Bisang

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449